UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2010

GCA I  ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52431	14-1973529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

115 East 57th Street, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(646) 486-9772

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On March 27, 2009, GCA I Acquisition Corp., the registrant (“GCA”) entered into a definitive Amended & Restated Agreement and Plan of Merger (the “Merger Agreement”) with each of Bixby Energy Acquisition Corp., a wholly-owned special-purpose acquisition subsidiary of GCA (“Merger Sub”), Bixby Energy Systems, Inc. (“Bixby”), and Robert A. Walker, the founder, President and Chief Executive Officer of Bixby (“Mr. Walker”).  The Merger Agreement amended and restated a previous merger agreement entered into among the same parties as of May 7, 2008.  Contemporaneously and in connection with the Merger Agreement, Mr. Walker and GCA entered into an amended and restated voting agreement (the “Voting Agreement”).

Although the parties to the Merger Agreement have generally been pursuing consummation of the merger contemplated thereby (the “Merger”) since its execution, certain differences arose among various parties to the Merger Agreement during the first half of 2010.   As a result of these differences, on July 1, 2010, a certain Contingent Settlement & Standstill Agreement (the “Agreement”) was entered into among GCA, Merger Sub, Bixby, Mr. Walker, and each of the two current shareholders of GCA, Michael Membrado, GCA’s and Merger Sub’s current President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director (“Mr. Membrado”) and Jennifer Lee (“Ms. Lee”), which Agreement could potentially effect a change of control of GCA (and, indirectly, Merger Sub) and a termination of each of the Merger Agreement and the Voting Agreement.  Specifically, under the terms of the Agreement, each of Mr. Membrado and Ms. Lee have agreed to sell all of the shares of GCA capital stock currently held by each of them (2,500,000 shares of common stock, respectively) to Bixby for a price of $0.10 per share (total $500,000), thereby causing GCA to become a wholly-owned subsidiary of Bixby.  Although a non-refundable down-payment of $50,000 was paid to each of Mr. Membrado and Ms. Lee upon execution of the Agreement (for which no shares were or will be transferred unless and until the transaction is completed), the Agreement provides that Bixby has until September 15, 2010 to deliver the balance of $400,000 and complete the transaction, and that, in the meantime, GCA and Merger Sub are prohibited from initiating or otherwise pursuing any legal proceedings under or in connection with the Merger Agreement.

Until such time as the stock conveyance transaction contemplated by the Agreement is completed in its entirety, if at all, all of the 5,000,000 shares of GCA common stock currently held by Mr. Membrado and Ms. Lee in equal proportion, which shares represent all of the issued and outstanding capital stock of GCA, shall be retained by Mr. Membrado and Ms. Lee, each of the Merger Agreement and Voting Agreement shall remain in effect for all purposes, and Mr. Membrado shall remain GCA’s and Merger Sub’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director.

As part of the Agreement, Bixby is also required to pay off the outstanding professional fee obligations for GCA arising under the Merger Agreement, both preexisting and going forward through completion of the share purchase transaction if and when it shall occur.  In connection with this aspect of the Agreement, and in addition to the payments from Bixby to Mr. Membrado and Ms. Lee described above in relation to the stock conveyance transaction, a $50,000 payment was made by Bixby to GCA upon execution of the Agreement toward satisfaction of the then-preexisting $287,084.64 obligation for such professional fees.  The balance of the preexisting obligation ($237,084.64) is required under the Agreement to be satisfied by August 30, 2010, and all professional fees incurred after July 1, 2010 are required to be paid by Bixby to GCA upon demand.  Among other professional service providers, Mr. Membrado has been and continues to serve as legal counsel to GCA.

If and when the stock conveyance transaction contemplated by the Agreement is completed, all of the 5,000,000 shares of GCA common stock currently held by and between Mr. Membrado and Ms. Lee in equal proportion, which shares represent all of the issued and outstanding capital stock of GCA, shall have been conveyed to Bixby, thereby resulting in a change of control of GCA (and, indirectly, Merger Sub), each of the Merger Agreement and the Voting Agreement shall immediately be deemed to have been terminated for all purposes, and Mr. Membrado shall immediately be deemed to have resigned, effective immediately, as each of GCA’s and Merger Sub’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole Director.

The Agreement contains various representations, warranties and other provisions, some of which are customary in similar kinds of agreements and others which have been included based on their importance to either one or more of the parties and the agreement by the other parties.

The foregoing description of the Contingent Settlement & Standstill Agreement does not purport to be complete and is qualified in its entirety by the Contingent Settlement & Standstill Agreement itself, a copy of which is annexed to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

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Item 9.01 – Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d)	Exhibits

Exhibit No.	Description

10.1
Contingent Settlement & Standstill Agreement among GCA I Acquisition Corp., Bixby Energy Acquisition Corp., Bixby Energy Systems, Inc., Robert A. Walker Michael Membrado, and Jennifer L. Lee dated July 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 8, 2010

GCA I ACQUISITION CORP.

By:	/s/ Michael M. Membrado
Michael M. Membrado
President & Chief Executive Officer

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